Exhibit 99.1

Ultralife Corporation Reports Second Quarter Results

Completes Exit of its Energy Services Business One Quarter Ahead of Schedule

NEWARK, N.Y.--(BUSINESS WIRE)--August 4, 2011--Ultralife Corporation (NASDAQ: ULBI) reported operating income from continuing operations of $2.9 million on revenue of $43.6 million for the quarter ended July 3, 2011. For the second quarter of 2010, the company reported operating income from continuing operations of $1.0 million on revenue of $33.6 million.

“Revenue for our second quarter increased by 29% over last year. The growth was driven by solid demand from our defense customers, including resumed order activity from our core U.S. government customer, and further penetration of our batteries into the metering business in China,” said Michael D. Popielec, Ultralife’s president and chief executive officer. “We are continuing to make progress towards improving the company’s profitability through lean manufacturing, reductions in non-value-added overhead and the implementation of plans to further consolidate our facilities footprint. These operational efficiencies are unlocking resources that we are allocating to new product development and expanded sales coverage. Having exited the Energy Services business one quarter ahead of schedule, we are now channeling all of our attention on positioning the company for sustainable, profitable growth.”

“As a result of our financial performance, working capital management and cash generated from lean initiatives, we reduced our revolver balance by $6.5 million during the second quarter to $3.7 million at quarter end. Working capital efficiencies included the reduction in inventory levels and improved accounts receivable collections,” added Philip A. Fain, Ultralife’s chief financial officer.

Second Quarter 2011 Financial Results

During the quarter, Ultralife completed the exit of the Energy Services business. As a result, the Energy Services segment has been reclassified as a discontinued operation. In connection with exiting the Energy Services business, the company incurred closing costs of $2.9 million for the first six months of 2011, the cash component of which amounted to $2.0 million. All figures presented below represent results from continuing operations.

Revenue increased by 29% to $43.6 million, compared to $33.6 million for the second quarter of 2010, consisting of a 23% increase in Battery & Energy Product sales and a 49% increase in Communications Systems sales.

Gross margin was $11.8 million, or 27.1% of revenue, compared to $9.0 million, or 26.8% of revenue, for the same quarter a year ago, reflecting a favorable mix of high-margin Communications Systems sales. Included in gross margin for the second quarter of 2011 was a $0.3 million severance charge related to overhead reductions.

Operating expenses were $8.9 million, compared to $8.0 million a year ago reflecting higher new product development costs, higher selling expenses, and relocation and severance expenses that did not occur in the same period last year. As a percent of revenue, operating expenses were 20.5%, compared to 23.8% a year ago. Operating income grew to $2.9 million, representing an operating margin of 6.6%, compared to $1.0 million, for an operating margin of 2.9%, for the same quarter last year.

Net income from continuing operations was $2.6 million, or $0.15 per share, compared to $0.6 million, or $0.03 per share, for the second quarter of 2010. Net loss from discontinued operations was $2.1 million, or $0.12 per share, reflecting the cost of exiting the Energy Services business, compared to a net loss of $0.6 million, or $0.03 per share, for the same quarter last year. For the second quarter of 2010, the net loss from discontinued operations represented the operating loss of the Energy Services business.

Six Months Ended July 3, 2011 Financial Results

For the six month period ended July 3, 2011, revenue from continuing operations was $72.0 million, compared to $70.1 million for the same period a year ago. Year-to-date 2011 revenue was negatively impacted by a $2.7 million charge recorded in the first quarter to reflect the settlement with the U.S. Government related to exigent contracts completed between 2003 and 2004. This charge resulted in an operating loss of $1.3 million, compared to operating income of $2.8 million for the first half of 2010. The net loss from continuing operations was $1.5 million, or $0.08 per share, compared to net income of $1.8 million, or $0.11 per share, for the same period a year ago. The net loss from discontinued operations was $3.8 million, or $0.22 per share, including $2.9 million of costs related to the exit of the Energy Services business, compared to a net loss of $1.5 million, or $0.09 per share, for the first half of 2010.

Outlook

Management reaffirmed its guidance for 2011, which calls for revenue of approximately $162 million and operating income of approximately $7.8 million. Management cautions that the timing of orders and shipments may cause variability in quarterly results.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from portable power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the company's business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorp.com.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: uncertain global economic conditions, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

Conference Call Information

Ultralife will hold its second quarter earnings conference call today at 10:00 AM ET. To participate, please call (800) 915-4836, identify yourself and ask for the Ultralife call. The conference call will also be broadcast live over the Internet at http://investor.ultralifecorp.com. To listen to the call, please go to the web site at least fifteen minutes early to download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available shortly after the call at the same location.

ULTRALIFE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three-Month Periods Ended		Six-Month Periods Ended

	July 3,	June 27,	July 3,	June 27,
	2011	2010	2011	2010

Revenues:
Battery & energy products	$31,239	$25,387	$55,487	$49,677
Communications systems	12,316	8,260	16,524	20,439
Total revenues	43,555	33,647	72,011	70,116

Cost of products sold:
Battery & energy products	23,986	19,382	45,193	38,470
Communications systems	7,772	5,259	10,483	12,801
Total cost of products sold	31,758	24,641	55,676	51,271

Gross margin	11,797	9,006	16,335	18,845

Operating expenses:
Research and development	2,114	1,883	4,621	3,590
Selling, general, and administrative	6,820	6,137	12,971	12,481
Total operating expenses	8,934	8,020	17,592	16,071

Operating income (loss)	2,863	986	(1,257)	2,774

Other income (expense):
Interest income	1	-	2	-
Interest expense	(162)	(215)	(318)	(710)
Miscellaneous	(9)	(124)	290	(83)
Income (loss) from continuing operations before income taxes	2,693	647	(1,283)	1,981

Income tax provision-current	63	28	67	66
Income tax provision-deferred	67	39	133	94
Total income taxes	130	67	200	160

Net income (loss) from continuing operations	2,563	580	(1,483)	1,821

Net (income) loss from continuing operations attributable
to noncontrolling interest	15	3	28	(6)

Net income (loss) from continuing operations attributable to Ultralife	2,578	583	(1,455)	1,815

Discontinued operations:
Loss from discontinued operations, net of tax	(2,139)	(563)	(3,796)	(1,508)

Net income (loss) attributable to Ultralife	$439	$20	$(5,251)	$307

Net income (loss) attributable to Ultralife common shareholders - basic
Continuing operations	$0.15	$0.03	$(0.08)	$0.11
Discontinued operations	$(0.12)	$(0.03)	$(0.22)	$(0.09)
Total	$0.03	$0.00	$(0.30)	$0.02
Net income (loss) attributable to Ultralife common shareholders - diluted
Continuing operations	$0.15	$0.03	$(0.08)	$0.11
Discontinued operations	$(0.12)	$(0.03)	$(0.22)	$(0.09)
Total	$0.03	$0.00	$(0.30)	$0.02

Weighted average shares outstanding - basic	17,296	17,164	17,286	17,089
Weighted average shares outstanding - diluted	17,308	17,169	17,286	17,094

ULTRALIFE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Per Share Amounts)
(unaudited)

	July 3,	December 31,
ASSETS	2011	2010

Current assets:
Cash and cash equivalents	$4,033	$5,105
Trade accounts receivable, net	25,162	34,270
Inventories	32,056	33,122
Prepaid expenses and other current assets	3,194	3,157
Total current assets	64,445	75,654

Property and equipment	13,649	14,485

Other assets
Goodwill, intangible and other assets	24,345	24,696

Total Assets	$102,439	$114,835

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt and current portion of long-term debt	$3,757	$8,717
Accounts payable	14,097	16,409
Other current liabilities	10,016	11,219
Total current liabilities	27,870	36,345

Long-term liabilities:
Long-term debt and capital lease obligations	1	251
Other long-term liabilities	5,186	4,444
Total long-term liabilities	5,187	4,695

Shareholders' equity:
Ultralife equity:
Common stock, par value $0.10 per share	1,871	1,865
Capital in excess of par value	171,599	171,020
Accumulated other comprehensive loss	(975)	(1,262)
Accumulated deficit	(95,451)	(90,200)
	77,044	81,423
Less -- Treasury stock, at cost	7,658	7,652
Total Ultralife equity	69,386	73,771
Noncontrolling interest	(4)	24
Total shareholders' equity	69,382	73,795

Total Liabilities and Shareholders' Equity	$102,439	$114,835

CONTACT:
Company Contact:
Ultralife Corporation
Philip Fain, (315) 332-7100
pfain@ulbi.com
or
Investor Relations Contact:
Lippert/Heilshorn & Associates,
Jody Burfening, (212) 838-3777
jburfening@lhai.com